Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is entered into this 2nd day of March 2005, by and between UCN, INC., a Delaware corporation fka BUYERS UNITED, INC. (“Sublessor”), and 1-800 CONTACTS, INC., a Delaware corporation (“Sublessee”), with reference to the following:

A.                                   Sublessor, as tenant, is party to that certain Commercial Lease dated September 11, 1996, with 13751 S. WADSWORTH PARK DR., LLC, a Delaware limited liability company, as landlord (“Commercial Lease”), for the lease of the entire second floor (commonly known as Suite 200) of Building D located at 13751 South Wadsworth Park Drive, Draper, Utah 84020 (“Premises”), as more particularly described in the Prime Lease.

B.                                     The Commercial Lease has been amended by (i) the First Amendment to Lease, dated October 24, 1996, (ii) the Second Amendment to Lease, dated November 1, 1998, (iii) the Assignment Amendment and Release Agreement, dated December 6, 2002, and (iv) the Lease Renewal letter agreement, dated October 26, 2004 (the Commercial Lease and all of its amendments are collectively referred to as the “Prime Lease”).  A copy of the Prime Lease is attached hereto as Exhibit ”A” and made a part hereof.

C.                                     Sublessor and Sublessee have agreed that Sublessor shall sublet to Sublessee, and Sublessee shall sublease from Sublessor, the Premises in accordance with the terms of this Sublease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee hereby covenant and agree as follows:

1.                                       Definitions.  Unless otherwise indicated herein, all capitalized terms used in this Sublease shall have the definitions assigned to them in the Prime Lease.

2.                                       Premises.  Sublessor hereby leases to Sublessee, and Sublessee leases from Sublessor, approximately 14,399 square feet of space, comprising all of the Premises.

3.                                       Term.  The term (“Term”) of this Sublease shall commence on March 15, 2005 (“Commencement Date”), and shall end on May 4, 2008, unless sooner terminated pursuant to this Sublease or the Prime Lease.  The Term shall be extended for an additional two year period upon Sublessee’s written notification to Sublessor prior to November 4, 2007 that Sublessee desires to extend the Term hereof.  Upon such extension of the Sublease, the terms of the Prime Lease and this Sublease shall continue in full force and effect, including, for example, the rental obligations as set forth in the Lease Renewal letter agreement dated October 26, 2004.

4.                                       Rent.  Sublessee shall pay to Sublessor, as monthly rent (“Rent”) for the Premises, in advance on the first day of each and every month during the term hereof beginning on April 1, 2005, without deduction or offset, the amount equal to the Base Rent set forth in the Prime Lease (as adjusted thereunder, including as set forth in the Lease Renewal letter agreement dated October 26, 2004).  In addition, Sublessee will pay Sublessor $5,250 for the portion of the rental period beginning on the Commencement Date and extending through March 31, 2005.  All Rent shall be paid by Sublessee to Sublessor in lawful money of the United States of America, in immediately available funds, without notice or demand, at the address for Sublessor set forth below.  Sublessee shall pay to Sublessor, when due, all Additional Rent (as defined in the Prime Lease) during the Term including, but not limited to:  (i) all charges for utilities of any nature incurred at the Premises; and (ii) all real estate taxes imposed on the Premises; and (iii) the annual installments due under any general or special assessment created and imposed as the result of the business conducted on the Premises; (iv) all personal property taxes assessed against personal property situated on the Premises, and (v) CAM.

5.                                       Use.  The Premises shall be used solely for uses permitted by the Prime Lease.

6.                                       Late Fees and Interest.  All installments of Rent which are not paid by Sublessee to Sublessor within fifteen (15) days after the same is due (“Delinquency Date”) shall bear interest from and after the due date until paid at a rate equal to the lesser of fifteen percent (15%) per annum or the highest legal rate of interest.  In addition to the foregoing, Sublessee shall also be responsible for the costs and reasonable attorneys’ fees incurred as a result of the late payments or non-payments as provided for in the Prime Lease.

7.                                       Alterations.  Sublessee shall not make any alterations, additions, or improvements in excess of $1,000 to the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed.  Any alterations to or upon the Premises shall be made by sublessee at sublessee’s sole cost and expense and any contractor selected by sublessee to make the same shall be subject to Landlord’s reasonable approval.

8.                                       Compliance with Laws.  In connection with the operation of Sublessee’s business in the Premises, Sublessee shall comply with all applicable governmental laws, statutes, rules, regulations, orders and ordinances.

9.                                       Liens.  Sublessee shall not permit the lien of any contractor, subcontractor, mechanic, materialman, laborer, architect or any other person or entity arising out of work, material or services performed or supplied or contracted for by Sublessee, or those claiming by, through or under it, to be or remain a lien upon the Premises.  Sublessee shall indemnify, defend and hold Sublessor and the Premises harmless from any such lien.

10.                                 Condition of Premises.

(a)                                  Sublessee represents to Sublessor that Sublessee has been given the opportunity to inspect the Premises prior to the execution and delivery of this Sublease and has found the same to be satisfactory for all purposes hereunder and, Sublessee accepts the Premises in, their “As Is”, “Where Is” condition, subject to all legal requirements, and any state of facts which an accurate survey or physical inspection of the Premises might show, without warranties, either express or implied, and “with all faults”, including but not limited to both latent and patent defects.  Sublessee hereby waives all warranties, express or implied, regarding the title, condition and use of the Premises, including, but not limited to any warranty of merchantability or fitness for a particular purpose.

(b)                                 Sublessor represents to Sublessee that Sublessor will leave in good operating condition the generator system, powering system, cooling systems, structural cabling systems and computer room flooring.  Sublessor further represents to Sublessee that the Premises will be left in clean and good working condition.

11.                                 Prime Lease.  This Sublease is subject and subordinate to the Prime Lease.  Except as may be inconsistent with the terms hereof, all the terms, covenants and conditions in the Prime Lease shall be applicable to this Sublease with the same force and effect as if Sublessor were the landlord under the Prime Lease and Sublessee were the tenant under the Prime Lease.  Sublessee shall have no right to exercise, and Sublessor shall have no obligation to exercise, any options available to Sublessor under the Prime Lease or any rights of control or termination under the Prime Lease.  Sublessee shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Sublessor under the Prime Lease, and Sublessee shall indemnify and hold Sublessor and Landlord harmless from and against all claims of any kind whatsoever by reason of any breach or default on the part of Sublessee by reason of which the Prime Lease may be terminated or forfeited.  Sublessee represents that it has read and is familiar with the terms of the Prime Lease.

12.                                 Maintenance.  Sublessee covenants and agrees, at its own expense, to maintain the Premises in accordance with the terms of the Prime Lease.

13.                                 Insurance.

(a)                                  Sublessee waives all claims against Sublessor for damage to property in, upon or adjoining the Premises, and for injuries to persons in or about said Premises from any cause arising at any time during Term, if not attributable to the gross negligence or willful misconduct of Sublessor.  Sublessee, at its sole costs and expense, shall maintain throughout the Term insurance in accordance with the terms of the Prime Lease.  Sublessee shall be responsible for the payment of all deductibles in connection with any and all claims under such insurance policy or policies.

(b)                                 Said policies of insurance shall: (i) name Sublessor as one of the insureds thereunder, (ii) be maintained at Sublessee’s sole cost and expense; and (iii) contain a clause or endorsement to the effect that the policy may not be terminated or materially amended except after 30 days written notice thereof to Sublessor.  Within 30 days of the date of this Sublease, Sublessee shall deliver copies of said policies or certificates of insurance to Sublessor.

(c)                                  Sublessee agrees to indemnify, defend and hold harmless Sublessor from and against any and all claims, demands, causes of action, costs, losses or expenses, including reasonable attorneys’ fees and other legal expenses, or other liabilities for damage to property or injury to, harassment of, or death of any person (including any servant, agent or employee of Sublessee, and any servant, agent or employee of any third party hired or retained by Sublessee) arising out of or in consequence of Sublessee’s use of the Premises, the operation of Sublessee’s business on the Premises (including any contamination of the Premises or any other property resulting from the presence or use of hazardous material caused or permitted by Sublessee), or any other acts or omissions of the Sublessee or any third party hired or retained by Sublessee (or any servant, agent or employee of any of them).  Sublessee’s obligations hereunder shall survive the expiration or earlier termination of this Sublease.

14.                                 Default.  Each of the following events shall constitute a default by Sublessee under this Sublease: (i) Sublessee’s failure to pay rent; (ii) Sublessee’s failure to pay any other sums to be paid by Sublessee hereunder (and not constituting rent), within 10 days after the respective due date thereof; (iii) Sublessee shall commit or allow to continue any other breach of this Sublease, which shall not have been cured within 20 days after written notice from Sublessor specifying the breach; provided, however, that if the breach cannot be cured within 20 days, Sublessee shall not be in default if, within such 20 day period, Sublessee shall have commenced to cure said breach and shall continue its efforts with due diligence; (iv) Sublessee shall file, or a third party shall file against Sublessee, a petition in bankruptcy, liquidation, dissolution or reorganization that remains undismissed for 60 days; (v) Sublessee shall make a general assignment for the benefit of all creditors of Sublessee, or (vi) any Event of Default under the Prime Lease.

15.                                 Remedies.  Upon the occurrence of a default, Sublessor has the right to use any of the remedies below:

(a)                                  Terminate this Sublease and thereupon re-enter and take possession of the Premises by any means provided by law;

(b)                                 From time to time, without terminating this Sublease, re-enter (by any means provided by law) and relet the Premises for the account of Sublessee, upon such reasonable terms and conditions as Sublessor may deem advisable or satisfactory, in which event rents received for such reletting shall be applied first to the expense of such reletting (including necessary renovations to return the Premises to a condition equivalent to that of their original condition) and thereafter toward payment of all sums due or to become due Sublessor hereunder.  If a sufficient sum shall not be realized or secured from such reletting to pay such sums and other charges, Sublessee shall pay Sublessor any deficiency on a monthly basis.  Sublessor shall not, in any event, be required to pay Sublessee any surplus of any sums received by Sublessor on a reletting of the Premises in excess of the amounts due from Sublessee as provided in this Sublease, but all such excess shall become the property of Sublessor;

(c)                                  Continue this Sublease in full force and effect to the end of the term, notwithstanding the occurrence of such default, and enforce, by all proper and legal means, Sublessor’s rights herein, including the monthly collection of rent and other amounts due, including without limitation, late payment fees and interest on the amounts due under this Sublease;

(d)                                 Pursue any other remedy available to Landlord under the Prime Lease; or

(e)                                  Pursue any other remedy available at law or equity.  All remedies provided in this Sublease shall be cumulative and nonexclusive.

16.                                 Surrender.  Upon the expiration or earlier termination of this Sublease, Sublessee shall deliver the Premises to Sublessor in the same condition as of the date hereof, reasonable wear and tear excepted.  Sublessee shall reimburse Sublessor for and indemnify Sublessor against all damages which Sublessor incurs from Sublessee’s delay in vacating the Premises.

Sublessee’s obligations hereunder shall survive the expiration or earlier termination of this Sublease.

17.                                 Holdover.  In the event Sublessee holds over, following the expiration or termination of this Sublease, Sublessee shall be deemed to be occupying the Premises as a month-to-month tenant, and shall pay as rent a sum equal to (i) one hundred twenty-five percent (125%) of the Rent and (ii) such other charges as are payable hereunder, pro-rated on a monthly basis.  In no event shall such holding over be deemed to create a tenancy from year-to-year nor shall either Sublessor or Sublessee have the right to create such a tenancy.

18.                                 Effective Date.  Sublessor and Sublessee acknowledge that Sublessor’s right to sublet the Premises to Sublessee is subject to Sublessor first obtaining the consent of Landlord, accordingly, this Sublease shall not become effective and shall be of no force and effect, and the Term shall not commence, until such consent is obtained.

19.                                 Assignment; Subletting.  Sublessee shall not assign this Sublease nor sublet the Premises, in whole or in part, without Sublessor’s prior written consent, which shall not be unreasonably withheld or delayed, and shall not permit Sublessee’s interest in this Sublease to be vested in any third party by operation of law or otherwise.

20.                                 Attorneys’ Fees.  In the event either Sublessor or Sublessee commences litigation to enforce any of the terms and conditions of this Sublease, the unsuccessful party to such litigation shall pay, within 10 days of the date when any judgment of any court of competent jurisdiction shall have become final and all rights of appeal therefrom have expired, all costs and expenses, including reasonable attorneys’ fees incurred therein by the successful party (which costs and expenses shall be included in the amount of the judgment).

21.                                 Notices.  All notices, requests, demands,  and other communications hereunder shall be in writing and shall be given by: (i) established express delivery service which maintains delivery records; (ii) hand delivery; or; (iii) certified or registered mail, postage prepaid postage, return receipt requested, to the parties at the following addresses, or at such other address as the parties may designate by written notice in the above manner:

To Sublessor:	UCN, Inc.
14870 Pony Express Road
Bluffdale, UT 84065
Attention: David R. Grow
Fax: 888.888.9115
Voice: 801.715.5270

To Sublessee:	1-800 CONTACTS, INC.
66 East Wadsworth Park Drive
Draper, Utah 84020
Attention: Corporate Controller
Fax: 801.924.9605
Voice: 801.858.2114

Communications may also be given by fax, provided the communication is concurrently given by one of the above methods.  Notices are effective upon receipt, or upon attempted delivery if delivery is refused or if delivery is impossible because of failure to provide a reasonable means for accomplishing delivery.  Rent shall be paid to Sublessor at the address set forth in this paragraph.

22.                                 Sublessor’s Default.  In the case of a default, Sublessor shall commence promptly to cure such default immediately after receipt of written notice from Sublessee specifying the nature of such default and shall complete such cure within twenty (20) days thereafter, provided that if the nature of the default is such that it cannot be cured within such twenty (20) day period, Sublessor shall have such additional time as may be reasonably necessary to complete its performance so long as Sublessor has proceeded with diligence since its receipt of Sublessee’s notice and is then proceeding with diligence to cure such default.  If Sublessor shall default under the Prime Lease, Sublessee shall have the right, but not the obligation, to cure such default.

23.                                 General Provisions.

(a)                                  Commissions.  Sublessor and Sublessee each hereby represents and warrants to the other that it has not entered into any contracts whatsoever with any brokers or finders or in any manner obligated itself to pay any real estate commission or finder’s fee on account of this transaction.  In connection with the foregoing, each Party hereby agrees to indemnify and hold the other harmless from any claim arising out of or related to a breach by such Party of its representations and warranties herein contained.

(b)                                 Relationship of the Parties.  Nothing herein shall be deemed or construed by the parties or by any third party as creating the relationship of principal and agent or of partnership or of joint venture between the parties, it being understood and agreed that no provision herein, nor any acts of the parties, shall be deemed to create any relationship between the parties other than the relationship of landlord and tenant.

(c)                                  Headings.  The headings of the Sections contained herein are for convenience only and do not define, limit, or construe their contents.

(d)                                 Right of Entry.  Sublessor hereby reserves the right for itself, and its duly authorized agents and representatives, at all reasonable times and upon prior written notice to Sublessee, to enter upon the Premises for the purpose of inspecting the same and showing the same to any prospective tenant, purchaser or encumbrancer, and for all other reasonable purposes.  Nothing contained herein shall imply or impose any duty on Sublessor to inspect the Premises.

(e)                                  Merger.  All prior understandings and agreements between Sublessor and Sublessee are merged within this Sublease, which alone fully and completely sets forth the understanding of the parties; and this Sublease may not be changed or terminated orally or in any manner other than by a signed written agreement.

(f)                                    Waiver.  No waiver of any breach hereof by either Party shall be considered to be a waiver of any other or subsequent breach.

(g)                                 Survival.  Sublessee’s obligations under Sections 4, 6, 8, 9, 11, 13, 16, 17 and 20 shall survive the expiration or earlier termination of this Sublease.  All other provisions of this Sublease that would normally survive shall survive the expiration or earlier termination of this Sublease.

(h)                                 Authority.  The individuals who execute this Sublease represent and warrant that they are duly authorized to execute this Sublease on behalf of Sublessor or Sublessee, as the case may be, that the parties named are all the necessary and proper parties, and that no other signature, act or authorization is necessary to bind such entity to the provisions of this Sublease.

(i)                                     Successors and Assigns.  The covenants and agreements herein contained shall bind and inure to the benefit of Sublessor and Sublessee, and their respective executors, administrators, successors and assigns.

(j)                                     Governing Law.  This Sublease shall be governed by and interpreted in accordance with the laws of the State of Utah.

(k)                                  Counterparts.  This Sublease may be executed in any number of counterpart originals, each of which shall be deemed an original instrument for all purposes, but all of which shall comprise one and the same instrument.  This Sublease may be delivered by facsimile.

24.                                 Security Deposit.  Simultaneously with the execution of this Sublease, Sublessee shall deposit with Sublessor the sum of $10,000.00 as a security deposit (“Security Deposit”), which shall be considered as security for the payment and performance of the obligations, covenants, conditions and agreements of Sublessee contained herein.  Sublessor may, without prejudice to any other remedy, use the Security Deposit to the extent necessary to remedy any default in the payment of Rent or Additional Rent or to satisfy any other obligation of Sublessee hereunder, and Sublessee shall promptly, on demand, restore the Security Deposit to its original amount.

25.                                 Sublessor’s Rent Obligations.  This Sublease shall not become effective and shall be of no force and effect, and the Term shall not commence, unless and until all of Sublessor’s rent and other obligations as set forth under the terms of the Prime Lease are paid and current up through the commencement of the Term.

26.                                 Sublease’s Right of Renegotiation.  Subsequent to the execution of this Sublease, Sublessee shall have the right to renegotiate and enter into a new lease arrangement regarding the Premises, among other properties, with Landlord, and Sublessor shall cooperate fully by taking any action requested of Sublessor by Lessor and/or Sublessee in order to effect any renegotiated lease arrangement, including, for example, by agreeing to terminate and/or assign this Sublease.

27.                                 Relocation Fee.  Upon the Commencement Date of this Sublease, Sublessee shall pay to Sublessor the sum of $75,000.00 to offset the costs and expenses to be incurred by Sublessor in moving its business operations from the Premises; provided, however, that if Sublessor’s representations set forth in paragraph 10(b) of this Sublease are breached, then this

$75,000 shall be reduced by the costs and expenses incurred by Sublessee to remedy such breach.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the dates below written to be effective as of the date first above written.

SUBLESSOR:	SUBLESSEE:

UCN, INC., a Delaware corporation fka BUYERS UNITED, INC.	1-800 CONTACTS, INC., a Delaware corporation

By:	By:
Print Name:	Print Name: Brian W. Bethers
Title:	Title: President and CFO
Date:	Date: March 2, 2005

CONSENT TO SUBLEASE

The undersigned, as landlord under the Prime Lease, hereby grants its consent to the sublease by UCN, Inc. of the Premises to 1-800 CONTACTS, INC.

DATED this           day of                                  , 2005.

13751 S. WADSWORTH PARK DR., LLC, a Delaware limited liability company

By:
Print Name:
Its:
Dated:	, 2005

EXHIBIT A

TO

SUBLEASE AGREEMENT

(Prime Lease)

The Prime Lease referenced in the foregoing instrument is attached hereto.